Exhibit 99.1

NEWS RELEASE

Casa Systems Co-Founder and Senior Vice President of Operations Lucy Xie announces retirement

ANDOVER, Mass., December 5, 2022 – Casa Systems (Nasdaq: CASA), a leading provider of cloud-native software and physical broadband technology solutions for wireless, cable and fixed networks, announced today that Lucy Xie, a co-founder and current Senior Vice President of Operations, will retire from her operational role effective December 31, 2022, to attend to family parental issues.

Lucy was the founding Chief Financial Officer and a founding Board Member when Casa Systems started 19 years ago and has been critical to the Company’s success to date. She built the finance team from the ground up and went on to oversee worldwide operations of the Company starting in 2010. Lucy was instrumental in building the team at Casa Systems, and she also spearheaded the expansion of the Company internationally, with the addition of significant subsidiaries in Ireland, Spain and China.

“Lucy played a critically important role in Casa Systems’ success to date, and on behalf of the Board, I would like to thank her for her many contributions and wish her just as much happiness and success in this new phase of her life,” said Bruce Evans, the lead independent director of the Company’s Board of Directors.

“I am very proud of what we have achieved over the years. I am deeply grateful for the privilege to have worked with my fellow co-founders and the incredibly dedicated and talented teams at Casa Systems,” said Ms. Xie. “I feel good about having played a role in this exciting journey and having committed 100 percent emotionally throughout. I will continue, in my role on the Board, to support the Casa Systems team to complete the successful transformation of the Company into a cloud software and connected cloud company.”

Ms. Xie will continue to serve as a member of Board of Directors of the Company through the remainder of her current term, which will end on the date of the Company’s Annual Meeting of Stockholders in 2023. Ms. Xie does not intend to stand for re-election as a director. Ms. Xie’s current duties will be distributed among existing executives while the Company completes the succession plan for her role in the coming months.

About Casa Systems, Inc.

Casa Systems, Inc. (Nasdaq: CASA) delivers the core-to-customer building blocks to speed 5G transformation with future-proof solutions and cutting-edge bandwidth for all access types. In today’s increasingly personalized world, Casa Systems creates disruptive architectures built specifically to meet the needs of service provider networks. Our suite of open, cloud-native network solutions unlocks new ways for service providers to build networks without boundaries and maximizes revenue-generating capabilities. Commercially deployed in more than 70 countries, Casa Systems serves over 475 Tier 1 and regional service providers worldwide. For more information, visit http://www.casa-systems.com.

CASA SYSTEMS PR CONTACT

Alicia Thomas

Casa Systems, Inc.

+1.817.909.8921

alicia.thomas@casa-systems.com